Exhibit 10(oo)

CANCELLATION AGREEMENT

This Cancellation Agreement (the “Agreement”) by and between Bruce L. Hammonds (the “Executive”) and Bank of America Corporation, a Delaware corporation (the “Company”), is hereby entered into as of the 19th day of June, 2008.

Statement of Purpose

The Executive and the Company previously entered into a Retention Agreement dated September 6, 2005 and effective January 1, 2006, to provide the Executive with appropriate incentives to remain with the Company following the merger between MBNA Corporation, a Maryland corporation (“MBNA”), and the Company (the “Retention Agreement”). The Retention Agreement provides, among other things, that the Executive shall have access to aircraft for personal travel under specified guidelines for a limited period of time in order to transition from MBNA practices. The parties desire to cancel the Retention Agreement effective as of the date hereof in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing statement of purpose and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.        The Retention Agreement is cancelled effective as of the date hereof, provided that the provisions of Section 8 (regarding certain excise tax gross-up payments), attached hereto as Attachment A, of the Retention Agreement shall remain in effect. In that regard, from and after the date hereof, as is the case with associates within the Company and its subsidiaries generally, the Executive shall have the right to terminate his employment at anytime with or without cause or notice, and the Company reserves for itself an equal right.

2.        In consideration for the cancellation of the Retention Agreement, the Company shall pay to the Executive a single cash payment in the amount of $6,800000.00, less applicable payroll and withholding taxes. Such amount shall be payable to the Executive on a business day during January 2009 as determined by the Company.

3.        This Agreement contains the entire agreement between the Company and the Executive with respect to the subject matter hereof, and no amendment, modification or cancellation hereof shall be effective unless the same is in writing and executed by the parties hereto (or by their respective duly authorized representatives).

4.        This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, executors, administrators, legal representatives, successors and assigns, if any.

[signature page follows]

IN WITNESS WHEREOF, the Executive has executed this Agreement and the Company has caused this Agreement to be executed by its duly authorized officer, all as of the day and year first above-written. This Agreement may be executed in any number of counterparts, all of which constitute one and the same amendment.

/s/Bruce L. Hammonds
Bruce L. Hammonds

BANK OF AMERICA CORPORATION

By:	/s/E. Randall Morrow
Name: E. Randall Morrow
Title: Senior Vice President

ATTACHMENT A

8.	Certain Additional Payments by the Company.

(a)      Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, the Company’s stock incentive plans, supplemental executive retirement plan or otherwise, but determined without regard to any additional payments required under this Section 8) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 8(a), if it shall be determined that the difference between (i) the sum of the Payments and (ii) the amount of the Payments reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax, is less than $50,000, then (x) no Gross-Up Payment shall be made pursuant to this Section 8 and (y) the Payments shall be reduced to the minimum extent necessary so that no portion thereof shall be subject to the Excise Tax.

(b)      Subject to the provisions of Section 8(c), all determinations required to be made under this Section 8, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by an accounting firm of national standing reasonably selected by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the date requested by the Company or the Executive. All fees and expenses to the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 8, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. If the Accounting Firm determines that a reduction in Payments is required as a result of the provisions of the last sentence of Section 8(a), the Executive, in the Executive’s sole and absolute discretion, may determine which Payments shall be reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax, and the Company shall pay such reduced amount to the Executive. Any determination by the Accounting firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”) or Gross-Up Payments are made by the Company which should not have been made (“Overpayments”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to

Section 8(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive. In the event the amount of the Gross-Up Payment exceeds the amount necessary to reimburse the Executive for his Excise Tax, the Accounting firm shall determine the amount of the Overpayment that has been made and any such Overpayment shall be promptly paid by the Executive to or for the benefit of the Company.

(c)      The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive receives written notification of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i)      give the Company any information reasonably requested by the Company relating to such claim;

(ii)      take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(iii)      cooperate with the Company in good faith in order to contest such claim effectively; and

(iv)      permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any taxes, including any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 8(c), the Company shall control all proceedings taken in connection with such contest and, at its sale option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any taxes, including any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)      If after the receipt by the Executive of an amount advanced by the Company pursuant to Section 8(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 8(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 8(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company docs not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.